Exhibit 5.2

Loeb & Loeb LLP 345 Park Avenue New York, NY 10154-1895	Main 212.407.4000 Fax 212.407.4990

February 1, 2019

Wealthbridge Acquisition Limited

Flat A, 6/F, Block A
Tonnochy Towers
No. 272 Jaffe Road
Wanchai, Hong Kong

Re:	Wealthbridge Acquisition Limited

Ladies and Gentlemen:

We have acted as counsel to Wealthbridge Acquisition Limited, a British Virgin Islands company (the “Company”), in connection with the Registration Statement on Form S-1 (the “Registration Statement”) filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Act”), covering an underwritten public offering of (i) 5,000,000 units (the “Units”), with each Unit consisting of one of the Company’s ordinary shares, no par value (the “Ordinary Shares”), one redeemable warrant (collectively the “Warrants”), each warrant entitling its holder to purchase one-half (1/2) of one Ordinary Share, and one right to receive one-tenth of an Ordinary Share (collectively the “Rights”) (ii) up to 750,000 Units (the “Over-Allotment Units”) for which the underwriters have been granted an over-allotment option, (iii) an option (“Unit Purchase Option”) to purchase up to 431,250 Units (the “Purchase Option Units”) granted to Chardan Capital Markets, LLC, the representative of the underwriters (the “Representative”), (iv) all Ordinary Shares, Warrants and Rights issued as part of the Units, Over-Allotment Units and the Purchase Option Units; (v) all Ordinary Shares issuable upon exercise of the Warrants included in the Units, Over-Allotment Units and the Purchase Option Units; and (vi) all Ordinary Shares issuable upon conversion of the Rights included in the Units, Over-Allotment Units and the Purchase Option Units.

We have examined such documents and considered such legal matters as we have deemed necessary and relevant as the basis for the opinion set forth below. With respect to such examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as reproduced or certified copies, and the authenticity of the originals of those latter documents. As to questions of fact material to this opinion, we have, to the extent deemed appropriate, relied upon certain representations of certain officers of the Company. Because the agreements governing the Warrants, the Rights, the Units, the Unit Purchase Option and the Purchase Option Units contain provisions stating that they are to be governed by the laws of the State of New York, we are rendering this opinion as to New York law. We are admitted to practice in the State of New York, and we express no opinion as to any matters governed by any law other than the law of the State of New York. In particular, we do not purport to pass on any matter governed by the laws of the British Virgin Islands.

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For the United States offices, a limited liability partnership including professional corporations. For Hong Kong office, a limited liability partnership.

Wealthbridge Acquisition Limited February 1, 2019 Page 2

Based upon the foregoing, we are of the opinion that each of the Warrants (including the Warrants issuable in connection with the Over-Allotment Units and the Purchase Option Units), the Rights (including the Rights issuable in connection with the Over-Allotment Units and the Purchase Option Units), the Units, the Over-Allotment Units, the Unit Purchase Option and the Purchase Option Units, if and when paid for in accordance with the terms of the underwriting agreement between the Company and the Representative (the “Underwriting Agreement”), will constitute the valid and legally binding obligation of the Company, enforceable against it in accordance with its terms.

In addition, the foregoing opinions are qualified to the extent that (a) enforceability may be limited by and be subject to general principles of equity, regardless of whether such enforceability is considered in a proceeding in equity or at law (including, without limitation, concepts of notice and materiality), and by bankruptcy, insolvency, reorganization, moratorium and other similar laws affecting creditors’ and debtors’ rights generally (including, without limitation, any state or federal law in respect of fraudulent transfers); and (b) no opinion is expressed herein as to compliance with or the effect of federal or state securities or blue sky laws.

We hereby consent to the use of this opinion as an exhibit to the Registration Statement, to the use of our name as your U.S. counsel and to all references made to us in the Registration Statement and in the prospectus forming a part thereof. In giving this consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Act, or the rules and regulations promulgated thereunder.

Very truly yours,

/s/ Loeb & Loeb LLP
Loeb & Loeb LLP